Exhibit 4.8

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Issued: March 11, 2024

AMENDMENT 2 TO

WARRANT TO PURCHASE SHARES

of

XTI AIRCRAFT COMPANY

This Second Amendment to WARRANT TO PURCHASE SHARES of XTI AIRCRAFT COMPANY is made as of March 11, 2024 (the “Effective Date”), by and between XTI Aircraft Company, a Delaware corporation (the “Company”), and Mesa Air Group, Inc. (“Mesa”), or its registered assigns (the “Holder”).

BACKGROUND

A. The Company and Mesa entered into a Warrant Agreement dated February 2, 2022 (the “Original Warrant”).

B. The Original Warrant was amended on April 3, 2022 effective February 2, 2022 (the “First Amendment”).

C. The Company and Mesa desire to collaborate in efforts to increase the Company’s prominence in the marketplace and such collaboration is of significant value to the Company.

In consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

AGREEMENT

1. Section 2.4(b) of the Original Warrant, as amended, is deleted and replaced by the following:

(b) One sixth (1/6th) of the Shares shall vest upon the satisfaction of the vesting conditions set forth on in Section 1 of Exhibit A.

This Amendment is executed solely for the purposes of the amendment contained herein. The Original Warrant, as amended, shall otherwise remain in full force and effect according to its terms as amended hereby.

XTI AIRCRAFT COMPANY

By:

Name:

Title:

ACKNOWLEDGED AND AGREED

(and the Holder hereby makes the representations and warranties by Holder set forth above):

HOLDER:

MESA AIR GROUP, INC.

By:

Name:

Title:

2

EXHIBIT A

Section 1. In consideration of the mutual interests and objectives of the parties, the Parties agree to work collaboratively to provide beneficial support through strategic public and industry announcements, including press releases (individually, an “Announcement” and collectively, the “Announcements”). Both Parties shall communicate openly and in good faith to coordinate the timing, content, and delivery of any Announcement that may have an impact on the market or the industry. The Shares subject to this Section 1 vested on March 11, 2024. The Parties agree that the initial Announcement will be agreed within ninety days of vesting or such other time as the Parties may mutually agree. The Parties shall ensure that all communications comply with applicable laws and regulations, including but not limited to securities regulations and Nasdaq guidelines. By working together, the Parties aim to enhance market confidence, promote transparency, and foster a positive perception of their joint activities and offerings. Neither party will issue any Announcement referencing the other without the prior written consent of the other party except as may be necessary for the announcing party to comply with applicable laws, including securities laws.

A-1